UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 11, 2022

TRECORA RESOURCES

(Exact name of registrant as specified in its charter)

Delaware	1-33926	75-1256622
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1650 Hwy 6 South, Suite 190

Sugar Land, Texas, 77478

(Address of principal executive offices, including Zip Code)

(281) 980-5522

Registrant’s telephone number, including area code:

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.10 per share	TREC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On May 11, 2022, Trecora Resources, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Balmoral Swan Parent, Inc., a Delaware corporation (“Parent”), which is controlled by funds managed by affiliates of Balmoral Funds, LLC, and Balmoral Swan MergerSub, Inc., a Delaware corporation and a wholly owned, direct subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will conduct a cash tender offer (the “Offer”) to acquire any and all of the issued and outstanding shares of the common stock, par value $0.10 per share (the “Shares”), of the Company, at a price per share of $9.81, in cash, net to the holder thereof, without interest and subject to applicable withholding (the “Offer Price”).

The Company’s Board of Directors (the “Board”) unanimously determined that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, and approved the Merger Agreement and the transactions contemplated thereby, and recommended that the stockholders of the Company accept the Offer and tender their Shares in the Offer.

The Offer, once commenced, will initially remain open for a minimum of 20 business days, subject to certain possible extensions on the terms set forth in the Merger Agreement (as extended, the “Expiration Time”). If at the scheduled Expiration Time any of the conditions to the Offer have not been satisfied or waived, then Merger Sub may (and, if requested by the Company, shall) extend the Offer for one or more consecutive periods of up to 10 business days each (or any other period as may be approved in advance by the Company) to permit the satisfaction of all Offer conditions, except that if the sole remaining unsatisfied Offer condition is the Minimum Condition (as defined below), Merger Sub shall not be required (but in its sole discretion may elect) to extend the Offer for more than three occasions in consecutive periods of 10 Business Days each (or such other period as may be approved in advance by the parties).

Upon the consummation of the Offer, Merger Sub will merge with and into the Company (the “Merger”) pursuant to Section 251(h) of the Delaware General Corporation Law (the “DGCL”) with the Company continuing as the surviving corporation (the “Surviving Corporation”) and wholly-owned subsidiary of Parent following the effectiveness of the Merger.

Merger Sub’s obligation to purchase the Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction or waiver of customary conditions, including, among others, (i) there being validly tendered and not validly withdrawn immediately prior to the Expiration Time the number of Shares that, together with any Shares held, if any, by Parent, Merger Sub or any of their respective affiliates, represents at least a majority of all then outstanding Shares as of the Expiration Time (the “Minimum Condition”), (ii) the absence of any law, injunction, judgment or other legal restraint that prohibits consummation of the Offer or the Merger, (iii) the accuracy of the representations and warranties of the Company contained in the Merger Agreement, subject to customary exceptions, (iv) the Company’s compliance in all material respects with its covenants and agreements contained in the Merger Agreement, and (v) the absence of any continuing event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on the Company, as well as other customary conditions set forth in Annex A to the Merger Agreement.

At the effective time of the Merger (the “Effective Time”), each Share (other than Shares (i) owned directly by the Company (or any wholly owned subsidiary of the Company), Parent, Merger Sub or any of their respective affiliates prior to the Effective Time or (ii) owned by any stockholder who is entitled to demand and properly demands the appraisal of such shares in accordance with, and in compliance in all respects with, Section 262 of the DGCL) will be automatically cancelled and converted into the right to receive an amount in cash equal to the Offer Price, without interest and subject to applicable withholding (the “Merger Consideration”).

In addition, immediately prior to the Effective Time, (i) each Company stock option that is outstanding and unexercised, whether vested or unvested, shall be automatically cancelled and terminated and converted into the right to receive from the Surviving Corporation an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of Shares underlying such Company stock option immediately prior to the Effective Time, by (y) an amount equal to (A) the Merger Consideration, less (B) the per share exercise price of such Company stock option, which shall be paid as promptly as practicable after the Effective Time; (ii) each vested Company restricted stock unit award (“Vested RSU”) that is outstanding and each Company restricted stock unit award held by a non-employee director of the Company that is outstanding (together with each Vested RSU, the “Cancelled RSUs”) shall, by virtue of the Merger, be automatically cancelled and terminated and converted into the right to receive from the Surviving Corporation an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of Shares underlying such Cancelled RSU immediately prior to the Effective Time, by (y) the Merger Consideration, which shall be paid as promptly as practicable after the Effective Time; (iii) each Unvested Company RSU Award (as defined in the Merger Agreement) that is outstanding immediately prior to the Effective Time, shall be cancelled and converted into a deferred cash award in respect of an amount obtained by multiplying (x) the aggregate number of Shares underlying such Unvested Company RSU Award, by (y) the Merger Consideration (each, an “RSU Replacement Award”), in the manner provided by Merger Agreement, which such RSU Replacement Award shall represent the right to receive a cash payment that shall become payable on the earlier of January 20, 2023 or on a termination of employment by the Surviving Corporation without “Cause” or by the holder of such RSU Replacement Award for “Good Reason” (as those terms are defined in the Trecora Resources Change of Control Severance Plan); (iv) each vested Company performance-based restricted stock unit award (“Vested PSU”) that is outstanding and each Company performance-based restricted stock unit award held by a non-employee director of the Company that is outstanding (together with each Vested PSU, the “Cancelled PSUs”) shall, by virtue of the Merger, be automatically cancelled and terminated and converted into the right to receive from the Surviving Corporation an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of Shares underlying such Cancelled PSU immediately prior to the Effective Time, by (y) the Merger Consideration, which shall be paid as promptly as practicable after the Effective Time, and (v) each Unvested Company PSU Award (as defined in the Merger Agreement) that is outstanding immediately prior to the Effective Time, shall be cancelled and converted into a deferred cash award in respect of an amount obtained by multiplying (x) the aggregate number of Shares underlying such Unvested Company PSU Award assuming target performance, by (y) the Merger Consideration (each, an “PSU Replacement Award”), in the manner provided by the Merger Agreement, which such PSU Replacement Award shall represent the right to receive a cash payment that shall become payable on the earlier of January 20, 2023 or on a termination of employment by the Surviving Corporation without “Cause” or by the holder of such RSU Replacement Award for “Good Reason” (as those terms are defined in the Trecora Resources Change of Control Severance Plan).

The Merger Agreement contains customary representations, warranties and covenants, including covenants obligating the Company to continue to conduct its business in the ordinary course, to cooperate in seeking any required regulatory approvals and not to engage in certain specified transactions or activities without Parent’s prior consent, and that the parties will use reasonable best efforts to cause the Offer and the Merger to be consummated. In addition, subject to certain exceptions, the Company has agreed not to solicit, initiate, knowingly facilitate or encourage the submission or announcement of any acquisition proposals from third parties or take certain other restricted actions in connection therewith. Notwithstanding the foregoing, if the Company receives an acquisition proposal that did not result from a breach (other than a de minimis breach) of the non-solicitation provisions of the Merger Agreement, and the Board determines in good faith, after consultations with its outside legal counsel and financial advisor, that such proposal constitutes, or would reasonably be expected to lead to, a transaction that would be more favorable to the Company’s stockholders than the Offer and the Merger (a “Superior Company Proposal” as further described and defined in the Merger Agreement) then the Company can participate in discussions and negotiations regarding such acquisition proposal if the failure to do so would be inconsistent with the Board’s fiduciary duties under applicable law, subject to the terms and conditions of the Merger Agreement.

The Merger Agreement also contains certain customary termination rights in favor of each of the Company and Parent, including the Company’s right, subject to certain limitations, to terminate the Merger Agreement in certain circumstances to accept a Superior Company Proposal and Parent’s right to terminate the Merger Agreement if the Board changes its recommendation that stockholders tender their Shares in the Offer (as further described in the Merger Agreement). In addition, either the Company or Parent may terminate the Merger Agreement if the Offer has not been consummated by September 8, 2022 (the “Outside Date”), subject to the exercise of a one-time 90-day extension right exercisable by either Parent or the Company in the event that the sole reason the Offer has not been consummated is the existence of an order or injunction under applicable competition laws which prohibits the consummation of the Offer or the Merger. Parent shall also have the right to extend the Outside Date by written notice to the Company to any future date to which the termination date of the debt commitment letters for Parent’s financing is extended in accordance with the terms of the Merger Agreement, but in no event later than November 7, 2022. Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee of $9.4 million, and under other circumstances, reimburse Parent for up to $4.5 million in expenses incurred by Parent in connection with the negotiation of the Merger Agreement . The Merger Agreement also provides that Parent will be required to pay the Company a reverse termination fee of $10.7 million upon termination of the Merger Agreement under specified circumstances.

The foregoing description of the Merger Agreement and the transactions contemplated thereunder is not complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K (this “Report”) and incorporated herein by reference. The Merger Agreement and the foregoing description thereof have been included to provide investors and stockholders with information regarding the terms of the Merger Agreement. They are not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were solely for the benefit of the parties to such agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and discussed in the foregoing description, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the U.S. Securities and Exchange Commission (the “SEC”), and are also qualified in important part by a confidential disclosure schedule delivered by the Company to Parent in connection with the Merger Agreement. Investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

Rights Agreement

The information set forth in Item 3.03 of this Current Report is incorporated into this Item 1.01 by reference.

Item 3.03.	Material Modification to Rights of Security Holders.

Pursuant to the terms of the Merger Agreement, on May 11, 2022, the Board adopted a stockholder rights plan and declared a dividend distribution of one right (each, a “Right”) for each Share to stockholders of record at the close of business on May 23, 2022 (the “Record Date”). The terms of the Rights are set forth in a Rights Agreement, dated as of May 11, 2022 (the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., as rights agent.

The Board adopted the Rights Agreement to assist its oversight of a fair and orderly process involving a sale of the Company. The Rights Agreement will not in any way prevent the Offer or Merger from occurring, nor will it prevent or restrict any person from making a Superior Company Proposal pursuant to the terms of the Merger Agreement. In general terms, the Rights Agreement would impose a significant penalty upon any person or group that acquires 10% or more of the Shares without the approval of the Board. If a stockholder’s beneficial ownership of the Shares as of the time of the public announcement of the Rights Agreement and associated dividend declaration is at or above the 10% threshold, such stockholder’s existing ownership percentage would be grandfathered. However, the Rights would become exercisable if at any time after such announcement, the stockholder increases its ownership percentage by one additional Share. The Rights Agreement will not interfere with any merger or other business combination approved by the Board.

Each Right entitles its holder, under the circumstances described below, to purchase from the Company one half of a Share. The purchase price for each whole Share pursuant to the exercise of a Right is initially $38.00 (equivalent to $19.00 for each one-half of a Share), subject to adjustment.

The Rights. The Board authorized the issuance of a Right with respect to each outstanding Share as of the Record Date. Initially, the Rights are associated with each Share and evidenced by common stock certificates or, in the case of uncertificated Shares, the book-entry account that evidences record ownership of such Shares, which will contain a notation incorporating the Rights Agreement by reference, and are transferable with and only with the underlying Shares. New Rights will attach to any Share that becomes outstanding after the Record Date and prior to the earlier of the distribution time and the expiration time (each, as described below).

Separation and Distribution of Rights; Exercisability. Subject to certain exceptions, the Rights become exercisable and trade separately from the Shares only upon the “distribution time,” which occurs upon the earlier of:

•

the close of business on the tenth day after the first date (the “stock acquisition date”) of public announcement that a person, or group of affiliated or associated persons, has acquired, or obtained the right or obligation to acquire, beneficial ownership of 10% or more of the outstanding Shares, including in the form of synthetic interests through derivative positions (any such person, or group of affiliated or associated persons, being referred to herein as an “acquiring person”) or

•

the close of business on the tenth business day (or later date if determined by the Board prior to such time as any person or group becomes an acquiring person) following the commencement of a tender offer or exchange offer which, if consummated, would result in a person or group becoming an acquiring person.

An acquiring person does not include the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company or any person that, as of immediately prior to the first public announcement of the adoption of the Rights Agreement, beneficially owns 10% or more of the outstanding Shares, including in the form of synthetic interests through derivative positions. Certain synthetic interests in securities created by derivative positions, whether or not such interests are considered to be ownership of the underlying Shares or are reportable for purposes of Regulation 13D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are treated as beneficial ownership of the number of Shares equivalent to the economic exposure created by the derivative position, to the extent actual Shares are directly or indirectly held by counterparties to the derivatives contracts or their affiliates or associates. Notwithstanding the foregoing, such person would be an “acquiring person” if such person, at any time after the first public announcement of the adoption of the Rights Agreement, beneficially owns any Shares (with certain exceptions) in addition to the Shares beneficially owned by such person as of immediately prior to the first public announcement of the adoption of the Rights Agreement.

Until the distribution time, the surrender for transfer of any Shares outstanding will also constitute the transfer of the Rights associated with those shares. As soon as practicable after the distribution time, separate rights certificates will be mailed to holders of record of Shares as of the close of business at the distribution time. From and after the distribution time, the separate rights certificates alone will represent the Rights. Except as otherwise provided in the Rights Agreement, only Shares issued prior to the distribution time will be issued with Rights.

The Rights are not exercisable until the distribution time.

Expiration Time. Unless earlier redeemed or exchanged by the Company as described below, the Rights will expire at the close of business on May 11, 2023, or such later date as may be established by the Board prior to the expiration of the Rights as long as the extension is submitted to the stockholders of the Company for ratification at the Company’s next annual meeting of stockholders after such extension.

Flip-in Event. In the event that a person or group becomes an acquiring person (a “flip-in event”), each holder of a Right (other than any acquiring person and certain related parties, whose Rights automatically become null and void) will have the right to receive, upon exercise, Shares having a value equal to two times the purchase price of the Right. If an insufficient number of Shares is available for issuance, then the Board may elect to substitute cash, property or other securities of the Company for Shares. The Rights may not be exercised following a flip-in event while the Company has the ability to cause the Rights to be redeemed, as described below.

Flip-over Event. Each holder of a Right (except Rights which previously have been voided as described above) will have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the Right in the event that, at any time following the stock acquisition date, any of the following occurs (each, a “flip-over event”): (i) the Company consolidates with or merges with and into any other entity and the Company is not the continuing or surviving corporation, (ii) any entity engages in a share exchange with or consolidates with, or merges with or into, the Company, and the Company is the continuing or surviving corporation and, in connection with such share exchange, consolidation or merger, all or part of the outstanding Shares are changed into or exchanged for stock or other securities of any other entity or cash or any other property or (iii) the Company sells or otherwise transfers, in one transaction or a series of related transactions, more than 50% of the assets, cash flow or earning power of the Company and its subsidiaries (taken as a whole). Flip-in events and flip-over events are collectively referred to as “triggering events.”

Anti-dilution Adjustments. The purchase price payable, and the number of Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution including (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Shares, (ii) if holders of the Shares are granted certain rights, options or warrants to subscribe for Shares or convertible securities at less than the current market price of the Shares or (iii) upon the distribution to holders of the Shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. No fractional Shares will be issued, and, in lieu thereof, an adjustment in cash will be made based on the market price of the Shares on the last trading day prior to the date of exercise.

Redemption; Exchange. In general, the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (subject to adjustment and payable in cash, Shares or other consideration deemed appropriate by the Board) at any time until ten days following the stock acquisition date. Immediately upon the action of the Board authorizing any redemption, the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

At any time after there is an acquiring person and prior to the acquisition by the acquiring person of 50% or more of the outstanding Shares, the Company may exchange the Rights (other than Rights which previously have been voided as described above), in whole or in part, at an exchange ratio of one-half of a Share per Right (subject to adjustment).

No Rights as Stockholder. Until a Right is exercised, its holder will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

Amendment of the Rights Agreement. For so long as the Rights are redeemable, the Company and the rights agent may from time to time amend or supplement the Rights Agreement without the consent of the holders of the Rights. Thereafter, however, no amendment can materially adversely affect the interests of the holders of the Rights (other than the acquiring person, any affiliate or associate thereof or any transferee of the acquiring person or any affiliate or associate thereof).

The foregoing description of the Rights Agreement and the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is filed as Exhibit 4.1 to this Current Report and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On May 11, 2022, the Company issued a press release announcing the execution of the Merger Agreement, the adoption of the Rights Agreement and the declaration of the dividend of the Rights. A copy of that press release is furnished as Exhibit 99.1 to this Current Report and incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the foregoing information, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall such information, including Exhibit 99.1, be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01.	Other Events.

Support Agreement

In connection with the execution of the Merger Agreement, Parent entered into a tender and support agreement (the “Support Agreement”) with certain current directors and executive officers of the Company who own Shares, pursuant to which the foregoing parties agreed, among other things, and subject to the terms thereof, to irrevocably tender their Shares into the Offer. As of the date of the Merger Agreement, the Shares subject to the Support Agreement comprised approximately 4.2% of the outstanding Shares. The Support Agreement will terminate upon certain circumstances, including upon valid termination of the Merger Agreement.

The foregoing description of the Support Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Support Agreement, a copy of which is filed as Exhibit 99.2 to this Current Report and incorporated herein by reference.

Financing Commitments

Parent has obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement, the aggregate proceeds of which will be sufficient for Parent to pay the aggregate Offer Price and Merger Consideration and all related fees and expenses and to repay any of the Company’s existing indebtedness that does not remain outstanding. Balmoral Special Situations Fund III, L.P. (the “Balmoral Fund”), a fund managed by affiliates of Balmoral Funds, LLC, has committed, pursuant to an equity commitment letter dated as of May 11, 2022 (the “Equity Commitment Letter”), to capitalize Parent, immediately prior to the consummation of the Offer and the Merger, in an aggregate amount of $123 million, on the terms and subject to the conditions set forth in the Equity Commitment Letter. In addition, the Balmoral Fund has executed a limited guarantee in favor of the Company to guarantee, subject to the limitations described therein, the payment of the reverse termination fee and certain other obligations under the Merger Agreement.

Parent and certain commitment parties have entered into separate debt commitment letters, each dated May 11, 2022 (the “Debt Commitment Letters”), pursuant to which such commitment parties have agreed to provide a senior secured term loan facility in an aggregate principal amount of $130 million (the “Term Loan”) and an asset based revolving credit facility of up to $35.75 million (the “Revolving Credit Facility”), subject to borrowing base availability. The respective obligations of the commitment parties to provide the Term Loan and the Revolving Credit Facility under the Debt Commitment Letters are subject to a number of conditions, including the receipt of executed loan documentation, satisfaction of the conditions to, and consummation of, the Offer and Merger, contribution of the equity contemplated by the Equity Commitment Letter, and other customary closing conditions for financings of this type.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits:

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of May 11, 2022, by and among Trecora Resources, Balmoral Swan Parent, Inc., and Balmoral Swan MergerSub, Inc.

4.1	Rights Agreement, dated as of May 11, 2022, by and between Trecora Resources and Computershare Trust Company, N.A., as rights agent

99.1	Press Release issued by Trecora Resources on May 11, 2022

99.2	Form of Support Agreement

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 11, 2022

TRECORA RESOURCES

By:	/s/ Patrick D. Quarles
Name:	Patrick D. Quarles
Title:	Chief Executive Officer